Exhibit 99.1

Applied Materials Acquires Worldwide Business of Metron

Former holding company changes name to Nortem and begins process of liquidating assets

SAN JOSE, Calif., December 14, 2004 — Subsequent to the December 10, 2004 annual general meeting of shareholders of Nortem N.V. (Nasdaq: MTCH), formerly “Metron Technology N.V.”, Applied Materials Inc. (“Applied Materials”) has acquired the worldwide operating subsidiaries and businesses of Metron.  In connection with the consummation of the asset sale to Applied Materials, Metron Technology N.V. changed its name to “Nortem N.V. and began the liquidation process.  Under the terms of the asset sale, Applied Materials acquired the outstanding shares of Nortem’s worldwide operating subsidiaries and substantially all of the other assets of Nortem, including, but not limited to, Nortem’s intellectual property and technology and all cash and cash equivalents, other than an amount equal to $2,000,000 plus cash received prior to closing upon exercise of warrants and options.  Under the terms of the asset sale, Applied Materials also assumed certain liabilities of Nortem, paid to Nortem $84,567,158 in cash and agreed to reimburse Nortem for amounts related to certain Netherlands surtax liabilities and withholding obligations and certain other costs and expenses.

As described in the company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on November 12, 2004, shareholders of Metron will receive two or more liquidating distributions. The initial distribution is currently expected to be made in the first two months of 2005, and the final cash distribution would be made when all liabilities of the company have been satisfied, which is currently expected to be within six months following the closing. The amount and timing of the above-described distributions are dependent upon a variety of factors, including the timing of winding up Nortem’s business and dissolving, and the costs, expenses and time involved in satisfying Nortem’s current liabilities and obligations and those incurred by Nortem following the closing of the asset sale.

Immediately following the consummation of the asset sale, Peter Verloop and Charles Roffey were appointed as Nortem’s liquidators, having been previously approved as liquidators by Nortem’s shareholders at Nortem’s 2004 annual general meeting of shareholders.  In addition, Mr. Roffey was appointed as the principal executive officer and principal financial officer of Nortem.

Effective as of the consummation of the asset sale, each of the managing directors and officers of Nortem resigned as managing directors and officers of Nortem, and Edward D. Segal, Nortem’s former Chief Executive Officer and Managing Director, Dennis R. Riccio, Nortem’s former

President, Chief Operating Officer and Managing Director, Gregory S. Geskovich, Nortem’s former Vice President Fab Solutions Group and Managing Director, and Peter Postiglione, Nortem’s former Vice President Equipment Solutions Group, have each entered into employment agreements with Applied Materials.  In addition, effective as of the consummation of the asset sale, Robert Anderson and William George resigned as supervisory directors of Nortem.

Contact:

Ellen Brook

Vice President

Stapleton Communications Inc.

(650) 470-0200